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                                                                    EXHIBIT 11.1


                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              For the year ended December 31,
                                                            ----------------------------------
                                                              1994          1995        1996
                                                              ----          ----        ----
Net Income (Loss)                                           $ (3,462)     $   (904)    $ 5,575
                                                            ========      ========     =======
Weighted average Common Stock and Common
     Equivalent Shares Outstanding During the Period           9,247        18,195      26,363
Conversion of Series B and C Preferred Stock                   1,696            --          --
Dilutive Effect of Common Equivalent Shares (1)                1,806         1,806       3,376
                                                            --------      --------     -------
                                                              12,749        20,001      29,739
                                                            ========      ========     =======
Net Income (Loss) Per Share                                 $  (0.27)     $  (0.05)    $  0.19
                                                            ========      ========     =======


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(1)      Pursuant to Securities and Exchange Staff Accounting Bulletin No. 83,
         stock options issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the Company's initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common equivalent shares was computed in accordance with the treasury stock method.